SECURITIES AND EXCHANGE COMMISSION


                     Washington, D.C.  20549


                            FORM 8-K


                         CURRENT REPORT


               Pursuant to Section 13 or 15(d) of
               the Securities Exchange Act of 1934


        Date of Report (Date of earliest event reported)
                          July 31, 1998


              INDUSTRIAL SERVICES OF AMERICA, INC.
     (Exact name of registrant as specified in its charter)


                             FLORIDA
         (State or other jurisdiction of incorporation)


        2-31610                            59-0712746
(Commission File Number)        (IRS Employer Identification No.)


            7100 Grade Lane
            P.O. Box 32428
            Louisville, KY                               40232
(Address of principal executive offices)               (Zip Code)


                         (502) 368-1661
      (Registrant's telephone number, including area code)



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Item 5.   Other Events.  Effective June 1, 1998 but executed as
          ------------
of July 31, 1998, ISA Indiana, Inc. (the "Subsidiary"), an Indiana corporation and wholly-owned subsidiary of Industrial Services of America, Inc. (the "Registrant"), a Florida Corporation; R. J. Fitzpatrick Smelters, Inc. (the "Seller"); and
R. J. Fitzpatrick and Cheryl Fitzpatrick (collectively the "Guarantors"); have entered into an Asset Purchase Agreement (the "Purchase Agreement") whereby the Subsidiary has acquired all of the business, property, rights and assets of the Seller and assumed certain of the liabilities of the Seller as set forth in the Purchase Agreement. Under the Purchase Agreement, the Subsidiary has entered into a real property Lease Agreement (the "Lease"), effective June 1, 1998, from the Guarantors and the Seller for ten successive terms of ten years each at a rental of $13,000 per month during the original term (as adjusted in accordance with the Consumer Price Index for each renewal term) with an option to purchase for $1,600,000 the real property (including an adjoining 20 acre tract less 3 acres to be retained by the Seller and Guarantors). In addition, the assets purchased include furniture, fixtures and equipment, contracts, agreements, commitments, understandings, trademarks, service marks, trade names, books and records of the Seller and goodwill associated with the business of the Seller. In addition, the Subsidiary has entered into a Commission Agreement and Covenant Not To Compete for a five-year term with the Guarantors recognizing the Seller's

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 right to liquidate and sell the inventory of the Seller as of the date of the Purchase Agreement and agreeing to pay the Guarantors and the Seller $10,500 per month plus a percentage commission of gross profit for any new sales generated from their efforts.
     The Subsidiary is an Indiana corporation newly formed for the purpose of acquiring the assets of the Seller. The location of the business is on an approximate 14-acre tract at U.S. 50 and Jennings County Road 900 West, North Vernon, Jennings County, Indiana, approximately 65 miles north of Louisville, Kentucky. Louisville, Kentucky is the headquarters for the Registrant. The business of the Seller is a metal salvage and metal handling operation and is comprised of five buildings the total square footage of which is approximately 71,400 feet. The principal improvement is a one-story concrete warehouse/foundry/office approximating 25,500 square feet. The remaining buildings are steel framed buildings constituting warehouses, garages and office space.
     Under the Purchase Agreement the Subsidiary has not assumed any material liabilities of the Seller, and specifically, the Subsidiary will not pay, perform, assume or discharge any liability related to environmental, health or safety matters or conditions. The Seller and the Guarantors remain specifically responsible for all conditions with respect to any hazardous material activity at the site of the business prior to June 1, 1998; however, as between the Guarantors and the Seller on the one hand and the Subsidiary on the other hand, the Guarantors and

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
the Seller shall be responsible to the Subsidiary in an amount not in excess of $500,000. In that connection, the Guarantors have entered into an Environmental Indemnity Agreement, dated as of June 1, 1998, in favor of the Subsidiary and the Registrant relating to the indemnity for all environmental conditions affecting the real property (subject to the monetary limitation referred to above). The aggregate purchase price for the business is $900,000, $250,000 of which was paid June 1, 1998, the balance of which was paid on July 31, 1998.
     The Lease provides for the right of the Subsidiary to terminate the Lease at any time after May 31, 2003, for a termination payment of $156,000. Defaults include (i) failure of the Subsidiary to pay rent or any other payments due under the Lease within 20 days after written demand, (ii) failure by the Subsidiary to observe or perform any other covenants, agreements or conditions of the Lease after 20 days written notice unless the Subsidiary has within that 20 day period commenced to cure the default, and (iii) certain events of bankruptcy of the Subsidiary. Remedies for a default include termination of the Lease and a suit for damages. The Subsidiary has the option to terminate the Lease if it is deprived of the use and benefit of the real property under certain conditions described in the Lease.
     Funds from the operating line of credit of the Registrant made available by Mid-America Bank of Louisville and Trust

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Company were used as a source of funds for consummating this acquisition.
     The Purchase Agreement provides for cross-indemnifications. The Seller and the Guarantors are providing indemnity in favor of the Subsidiary for any misrepresentation, breach of warranty, or non-fulfillment of any covenant under the Purchase Agreement in addition to any damage, deficiency or cost resulting from claims regarding the business, the assets, or the premises accruing prior to June 1, 1998, or any claim, action, suit, proceeding, demand, judgment, assessment, cost and expense incident to either of the above. The Subsidiary may make a claim for indemnification for a period ending no later than ten years after the date of the Purchase Agreement so long as any single claim or aggregate of claims equals $1,000. In turn, the Seller and the Guarantors have a similar period within which to make claims against the Subsidiary for similar violations of the Purchase Agreement for damages, deficiencies or costs accruing after June 1, 1998 and related claims as set forth above. The threshold for claims against the Subsidiary is also $1,000.


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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.


Date:  August 3, 1998         INDUSTRIAL SERVICES OF AMERICA,
                              INC.


                              By:  /s/ Sean M. Garber
                                  ------------------------------
                                  Sean M. Garber
                                  President and Chief Operating
                                  Officer




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